Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement of Deutsche Target Date Series on Form N-14 (“Registration Statement”) of our report dated October 23, 2014, relating to the financial statements and financial highlights which appear in the August 31, 2014 Annual Report to Shareholders of Deutsche LifeCompass 2030 Fund and Deutsche LifeCompass 2040 Fund.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm (“Auditor”)” and in Appendix B “Form of Agreement and Plan of Reorganization” under the heading “Representations and Warranties.”

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
June 17, 2015